January 27, 2000

Mr. Robert Kocol
577 Manorwood Lane
Louisville, Colorado 80027


RE:   Retention and Separation Agreement

Dear Bobby:

You have agreed to remain an employee of Storage Technology Corporation ("StorageTek" or the "Company") through at least July 31, 2000 (the "Termination Date"). In consideration of your willingness to stay with the Company until the Termination Date, this letter will confirm our agreement concerning the termination of your employment with StorageTek on that date. In that regard, this letter will define the terms of your severance under this Retention and Separation Agreement (the "Retention and Separation Agreement") and your Executive Employment Agreement dated October 1, 1999 (the "Employment Agreement") at the Termination Date. This Retention and Separation Agreement supersedes all previous oral and written agreements regarding your employment with StorageTek, it being understood that the terms and conditions of this Retention and Separation Agreement, to the degree that they may conflict with the terms and conditions of your Employment Agreement, shall in all cases supersede the terms of the Employment Agreement, which agreement shall unless otherwise stated herein, remain in full force and effect.


      REPORTING RELATIONSHIP AND DUITES: During your period of continued employment with the Company, you will remain a Corporate Vice President. Although it is envisioned that in such capacity you will report to the Chief Executive Officer (CEO), this reporting relationship may be changed at any time by the Company. You further understand that your present and future duties and responsibilities could also be substantially changed by the Company, particularly if a successor as Chief Financial Officer (CFO) is hired. If a new CFO is hired before the Termination Date, then you will remain an employee of the Company as a non-officer employee supporting the transition to the new CFO. During this transition assistance period as a non-officer employee, you will continue with your then current salary and with your then current officer benefit package through the Termination Date. It is further understood and agreed by you that such changes will not, in combination or in and of themselves, constitute an Involuntary Termination under the terms of the Employment Agreement.

      GOALS AND OBJECTIVES: During your period of continued employment with the Company you have agreed to focus on: (i) assisting in defining and implementing the on-going corporate restructuring, (ii) assisting in the continued refinement and implementation of corporate-wide cost reductions,
      (iii) defining the Company's year 2000 business and operating plan, (iv) improving the processes and performance of the Shared Services Center in Atlanta, (v) completing the transition of the financial reporting systems in Europe, and (vi) such other tasks as may be reasonably requested of you, from time-to-time, by the Board of Directors, the CEO, or President, as the case may be.

      SEPARATION PAYMENT: After your successful participation in the attainment of the objectives stated above, and your continued employment through the Termination Date, the Company will pay, within 30 days of the Termination Date, a separation payment to you equal to: (i) one and one-half times your then current annual salary, and (ii) one and one-half times your then current target annual MBO bonus. In this regard, it should be noted that if you were to terminate on the Termination Date, then you would be entitled to receive your first half year MBO bonus payment as if you were an officer of the Company eligible for such bonus in an amount equal to that which you would have received based on the Company's performance against targeted objectives, as approved by the Board. This first half year MBO bonus payment would be paid to you in addition to the one and one-half times annual MBO bonus payment included in your severance package.

      STOCK OPTIONS AND RESTRICTED STOCK: After your successful participation in the attainment of the objectives stated above, and your continued employment through the Termination Date, all of your outstanding and unvested stock options will vest on the Termination Date (according to the terms of your Stock Option Agreements and the Company's 1995 Stock Option
      Plan) and the Company's right to repurchase any of your previously granted restricted stock will terminate. Pursuant to the terms of StorageTek's Stock Option Plan, you will have normally have 90 days from the Termination Date to exercise all of your vested options. However, because of your responsibilities at the Company, your knowledge of the Company's activities may render you ineligible to trade in the Company's stock due to the possession of "material inside information" after the Termination Date, therefore the Company will enter into a consulting agreement with you starting on the Termination Date and ending on September 30, 2000 whereby your eligible 90 day "trading window" will end on December 31, 2000. Should your actual termination be extended beyond the Termination Date or should you still not be eligible to trade in the Company's stock at the start of the delayed 90-day trading window starting on September 30, 2000, then by mutual agreement your consulting agreement may be extended accordingly to insure that you have a 90-day trading window, free from SEC prohibitions.

      COBRA PAYMENTS: Starting from the Termination Date, you will be entitled to receive COBRA benefits for the equivalent medical and dental coverage for you and your family as may be in effect at the Termination Date, such COBRA benefits will be paid for in full on your behalf by the Company. These COBRA benefits will be paid for by the Company until the earlier to occur of either (i) a date 18 months from the Termination Date, or (ii) such time as you shall have entered into permanent employment with an employer with a medical and dental plan.

      OUT PLACEMENT SERVICES: Starting on the Termination Date, you shall be eligible to participate in and receive the Company's standard executive job placement assistance, such assistance to be paid for on your behalf by the Company.

      NO ADVERSE COMMENT: You agree that during your employment with the Company through the Termination Date and for at least two years following the Termination Date, you will not, except as specifically required by law or court process or consented to in writing by the Company, (a) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including any communication concerning information that related to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates) under the circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to third parties (regardless of whether the communication of such information is intended to have or cause that result is within your control), or (b) provide to any person (other than your attorney or accountant) or entity any information that concerns or related to the negotiations or circumstances leading to the execution of this Retention and Separation Agreement. Likewise, the Company shall refrain, for a similar period of time, from communicating any adverse comments relating to you and/or your tenure with the Company or the circumstances leading to the execution of this Retention and Separation Agreement.

      NON-SOLICITATION PROVISIONS: Per the terms of Section 8 of your Employment Agreement, you confirm that during the two-year period commencing with the Termination Date, you will not, directly, or indirectly, solicit, or encourage any then-current Company employees to apply for employment with any person or entity (a) with which you are (or intend to be) employed,
      (b) by whom you or an entity in which you are employed or have a financial interest is engaged as a consultant, recruited, independent contractor or otherwise, or (c) in which you further covenant and agree that you will not provide to any other person or entity the names of any person who is then employed by the Company.

      NON-COMPETE PROVISIONS: Per the terms of Section 8 of your Employment Agreement, you confirm that for a period of eighteen months from the Termination Date that you will not, either directly or indirectly, engage in any activity in competition with any product or service of the Company (said competitive activities to be determined and identified at the reasonable discretion of the Company), or harmful or contrary to the best interest of the Company, including accepting employment with or serving as a consultant to any entity that is in competition with the Company. Per
      Section 8, and for the purposes of Section 8, those companies deemed to be competitors to StorageTek are EMC and IBM.

      EARLY TERMINATION: In the event of your Involuntary Termination, prior to the Termination Date, the Company will pay you the separation pay and benefits identified above at the time of your termination, provided that you sign the Settlement and Release Agreement attached as Exhibit A to your Employment Agreement. During the period of your employment with the Company, all other terms of your employment as stated in your Employment Agreement, including termination for "Cause" provisions will remain in effect through the Termination Date. If you voluntarily terminate your employment with the Company before the Termination Date, then you will not be entitled to receive any of the separation benefits set forth in this Retention and Separation Agreement.

      CHANGE IN CONTROL: If during your employment with the Company, the Company should be acquired under a "Change in Control" event as that term has been defined in your Employment Agreement, then you will receive the full severance benefit as defined in the Employment Agreement. If a "Change in Control" event were to occur after your employment with the Company had been terminated, but prior to midnight December 31, 2000, then you will receive an additional severance payment equal to one-half times your salary and one-half times your on plan MBO bonus, as they were in effect on the Termination Date.

      EMPLOYMENT EXTENSION: Should you and the Company reach an agreement on or before the Termination Date whereby you would remain an employee of the Company beyond the Termination Date, then you and the Company will enter into a new employment agreement at that time. The terms and conditions of that new employment agreement will then supersede the terms and conditions of both this Retention and Separation Agreement and the Employment Agreement.

      SETTELMENT AND RELEASE: The payments recited in this Retention and Separation Agreement are contingent upon your execution and delivery to the Company a Settlement and Release Agreement substantially in the form attached as Exhibit A to your Employment Agreement.

      COMPANY RELEASE: The Company hereby irrevocably and unconditionally releases and discharges you and your heirs, successors, and assigns (separately and collectively, "Releasees"), jointly and individually, from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against Releasees and any and all liability which Releasees may have to it, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on Releasees' dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Retention and Separation Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against you which is released hereby

      NONDISCLOSURE: Unless otherwise required to do so by law, subpoena or court order, you will not in any way communicate or discuss the terms of this Retention Agreement or the circumstances of its execution with any person, other than your attorneys or authorized Company personnel, said personnel to be explicitly designated by the Company's President and CEO. You understand that this nondisclosure provision applies particularly to current and former employees of the Company and the Company's customers, clients and vendors.

      Please sign both copies of this letter below, indicating your acceptance, and return one copy for our files.


Accepted and Agreed:                            Very truly yours,
                                          STORAGE TECHNOLOGY CORP.


--------------------------                      ------------------------------
Robert S. Kocol                           David E. Weiss
                                          Chairman, President and
                                          Chief Executive Officer